FORM OF AETNA VARIABLE PORTFOLIOS, INC.

                             ARTICLES SUPPLEMENTARY


     AETNA VARIABLE PORTFOLIOS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Board of Directors, at its meeting held on September 24, 1997, adopted a resolution to increase the total number of shares which the Corporation shall have authority to issue to two billion (2,000,000,000) shares of common stock at the par value of $0.001 per share and of the aggregate par value of two billion dollars ($2,000,000,000); and

     SECOND: The Board of Directors, at its meeting held on September 24, 1997, by resolutions did designate seven hundred million (700,000,000) shares of common stock of the Corporation into seven (7) New Portfolios ("Portfolios") as follows:

                                                   Number of
Name of Portfolio                               Shares Allocated
-----------------                               ----------------

Aetna Index Plus Bond Portfolio                    100,000,000

Aetna Index Plus Mid Cap Portfolio                 100,000,000

Aetna Mid Cap Portfolio                            100,000,000

Aetna Index Plus Small Cap Portfolio               100,000,000

Aetna High Yield Portfolio                         100,000,000

Aetna Real Estate Securities Portfolio             100,000,000

Aetna International Portfolio                      100,000,000

     THIRD: The shares of the Corporation authorized pursuant to Articles First of these Articles Supplementary have been so authorized by the Board of Directors under the authority contained in the Charter of the Corporation. The number of shares of capital stock of the various series that the Corporation has authority to issues has been established by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

     FOURTH: Immediately prior to the effectiveness of these Articles Supplementary, the Corporation had the authority to issue one billion (1,000,000,000) shares of Common Stock of the par value of $0.001 per share and of the aggregate par value of one million dollars ($1,000,000), of which the Board of Directors had designated and classified four hundred million shares as follows:

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                                                               Number of
Name of Portfolio                                           Shares Allocated
-----------------                                           ----------------

AETNA VARIABLE INDEX PLUS PORTFOLIO                           100,000,000

AETNA VARIABLE SMALL COMPANY PORTFOLIO                        100,000,000

AETNA VARIABLE GROWTH PORTFOLIO                               100,000,000

AETNA VARIABLE CAPITAL APPRECIATION PORTFOLIO                 100,000,000

     FIFTH: The seven new Portfolios shall be subject to all provisions of the Articles of Incorporation relating to shares of the corporation generally.

Portfolios. Each Portfolio of the Corporation shall have the following preferences, rights, powers, restrictions, limitations, qualifications and terms and conditions of redemption, subject to the right of the Board of Directors acting by properly adopted resolution to amend, add to or remove such preferences, rights, powers, restrictions, limitations, qualifications and terms and conditions of redemption:

(i) Assets. All consideration received by the Corporation for the sale and/or issuance of Shares of a Portfolio, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that Portfolio for all purposes, subject only to the rights of creditors of that Portfolio, and shall be so recorded upon the books and accounts of the Corporation; any assets, income, earnings, profits, and proceeds thereof, funds, or payments of the Corporation which are not readily identifiable as belonging to any particular Portfolio (collectively "General Items"), such General Items shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the Portfolios of the Corporation and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable and any General Items so allocated to a particular Portfolio shall belong to that Portfolio; each such allocation by the Board of Directors shall be conclusive and binding for all purposes; and all such consideration, assets, income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, together with any General Items allocated to the Portfolio, are herein referred to as "assets belonging to" that Portfolio.

(ii) Liabilities. The assets belonging to a Portfolio shall be charged with the liabilities of the Corporation incurred on behalf of the Portfolio and all expenses, costs, charges and reserves attributable to the Portfolio; any general liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as belonging to any particular Portfolio shall be allocated and charged by or under the supervision of the Board of Directors to and among any one or more of the Portfolio established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable; each allocation of



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        liabilities, expenses, costs, charges and reserves by the Board of
        Directors shall be conclusive and binding for all purposes; and the liabilities, expenses, costs, charges and reserves allocated and so charged to the Portfolio are herein referred to as "liabilities belonging to" the Portfolio.

(iii) Income. The Board of Directors shall have full discretion, to the extent not inconsistent with the Maryland Corporations and Associations Code and the Investment Company Act of 1940 ("1940 Act") to determine which items shall be treated as income and which items as capital; and each such determination and allocation shall be conclusive and binding. "Income belonging to" the Portfolio, includes all income, earnings and profits derived from assets belonging to the Portfolio, less any expenses, costs, charges or reserves belonging to the Portfolio, for the relevant time period.

(iv) Dividends. Dividends and distributions on Shares of the Portfolio may be declared and paid with such frequency, in such form and in such amount as the Board of Directors may from time to time determine. Dividends may be declared daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, after providing for actual and accrued liabilities belonging to the Portfolio. All dividends on Shares of the Portfolio shall be paid only out of the income belonging to the Portfolio and capital gains distributions on Shares of the Portfolio shall be paid only out of the capital gains belonging to the Portfolio. All dividends and distributions on Shares of the Portfolio shall be distributed pro rata to the holders of the Portfolio in proportion to the number of Shares of the Portfolio held by such holders at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Board of Directors may determine that no dividend or distribution shall be payable on Shares as to which the Shareholder's purchase order and/or payment have not been received by the time or times established by the Board of Directors under such program or procedure. The Board of Directors shall have the power, in its sole discretion, to distribute in any fiscal year as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient, in the opinion of the Board of Directors, to enable the Corporation and each Portfolio to qualify as a regulated investment company under the Internal Revenue Code of 1986 as amended, or any successor or comparable statute thereto, and regulations promulgated thereunder, and to avoid liability of the Corporation or Portfolio for Federal income tax in respect of that year. However, nothing in the foregoing shall limit the authority of the Board of Directors to make distributions greater than or less than the amount necessary to qualify as a regulated investment company and to avoid liability of the Corporation or Portfolio for such tax. Dividends and distributions may be paid in cash, property or Shares, or a combination thereof, as determined by the Board of Directors or pursuant to any program that the Board of Directors may have in effect at the time. Dividends or distributions paid in Shares will be paid at the current net asset value thereof as defined in subsection (vii).

(v) Liquidation. In the event of liquidation of the Corporation or of any Portfolio, the Shareholders of the Portfolio, shall be entitled to receive, as a Portfolio, when and as declared by the Board of Directors, the excess of the assets belonging to the Portfolio over the liabilities belonging to it. The holders of Shares of such Portfolio shall not be entitled thereby to any distribution upon liquidation of any other Portfolio. The assets so distributable to the Shareholders of the Portfolio shall be distributed among such Shareholders in proportion to the number of Shares of the Portfolio held by them and recorded on the books of the Corporation. The liquidation of the


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        Portfolio in which there are Shares then outstanding may be authorized by vote of a majority of the Board of Directors then in office, subject to the approval of a majority of the outstanding Shares of the Portfolio, as defined in the 1940 Act.

(vi) Voting. On each matter submitted to a vote of the Shareholders, each holder of a Share shall be entitled to one vote for each Share outstanding in his name on the books of the Corporation, and all shares of the Portfolio shall vote as a single Portfolio ("Single Portfolio Voting"); provided, however, that (i) as to any matter with respect to which a separate vote of the Portfolio is required by the 1940 Act or by the Maryland Corporations and Associations Code, such requirement as to a separate vote by that Portfolio shall apply in lieu of Single Portfolio Voting as described above; (ii) in the event that the separate vote requirements referred to in (i) above apply with respect to one or more Portfolio, then subject to (iii) below, the Shares of all other Portfolio shall vote as a single Portfolio; and (iii) as to any matter which does not affect the interest of a particular Portfolio, only the holders of Shares of the one or more affected Portfolio shall be entitled to vote.

(vii) Net Asset Value. The net asset value per Share of the Portfolio shall be the quotient obtained by dividing the value of the net assets of the Portfolio (being the value of the assets belonging to the Portfolio less the liabilities belonging to the Portfolio) by the total number of outstanding Shares of the Portfolio.

(viii) Equality. All Shares of the Portfolio shall represent an equal proportionate interest in the assets belonging to the Portfolio (subject to the liabilities belonging to the Portfolio), and each Share of the Portfolio shall be equal to each other Share of the Portfolio. The Board of Directors may from time to time divide or combine the Shares of the Portfolio into a greater or lesser number of Shares of the Portfolio without thereby changing the proportionate beneficial interest in the assets belonging to the Portfolio or in any way affecting the rights of Shares of any other Portfolio.

(ix) Conversion or Exchange Rights. Subject to compliance with the requirements of the 1940 Act, the Board of Directors shall have the authority to provide that holders of shares of the Portfolio shall have the right to convert or exchange said Shares into Shares of one or more other Portfolio of Shares in accordance with such requirements and procedures as may be established by the Board of Directors.

(x) Redemption by the Corporation. The Board of Directors may cause the Corporation to redeem at current net asset value the shares of the Portfolio from a shareholder whose shares have an aggregate current net asset value less than an amount established by the Board of Directors. No such redemption shall be effected unless the Corporation has given the shareholder reasonable notice of its intention to redeem the shares and an opportunity to purchase a sufficient number of additional shares to bring the aggregate current net asset value of his shares to the minimum amount established. Upon redemption of shares pursuant to this section, the Corporation shall cause prompt payment of the full redemption price to be made to the holder of shares so redeemed. Each Share is subject to redemption by the Corporation at the redemption price computed in the manner set forth in subparagraph (vii) of this
        Article 7, if at any time the Board of Directors, in its sole discretion, determines that failure to so redeem may result in the Corporation being classified as a personal holding company as defined in the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code").


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

(xi) Redemption by Shareholders. To the extent the Corporation has funds or property legally available therefor, each Shareholder of the Corporation shall have the right at such times as may be permitted by the Corporation, but no less frequently than once each day, to require the Corporation to redeem all or any part of his or her Shares at a redemption price equal to the net asset value per Share next determined after the Shares are tendered for redemption; said determination of the net asset value per Share to be made in accordance with the requirements of the 1940 Act and the applicable rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority) and in conformity with generally accepted accounting practices and principles. Notwithstanding the foregoing, the Corporation may postpone payment or deposit of the redemption price and may suspend the right of the Shareholders to require the Corporation to redeem Shares pursuant to the applicable rules and regulations, or any order, of the Securities and Exchange Commission.

(xiii) Transfer. Transfer of Shares will be recorded on the stock transfer records of the Corporation at the request of the holders thereof at any time during normal business hours of the Corporation unless the Board of Directors of the Corporation determines, in its sole discretion, that allowing such transfer may result in the Corporation being classified as a personal holding company as defined in the Code.

IN WITNESS WHEREOF, Aetna Variable Portfolios, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.


Date: _______________, 1997


[CORPORATE SEAL]           Aetna Variable Portfolios, Inc.


                           By:
                               -----------------------------------
                         Name:  Shaun P. Mathews
                        Title:  President



Attest:



---------------------------------------------
Amy R. Doberman
Secretary



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